Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use in the Annual Report on Form 10-K of Quality Industrial Corp. of our Report of Independent Registered Public Accounting Firm, dated April 28, 2025, on the consolidated balance sheet of Quality Industrial Corp. as of December 31, 2024 and 2023, and the related consolidated statements of operations, consolidated statement of stockholders’ deficit and consolidated statement of cash flows for the years then ended.

Very truly yours,

/s/ Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

April 28, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com